Exhibit 10.7

Commercial Lease

Between	IBM Immobilien Verwaltungs GdBR
Zur Rollers-Au 4 94244
Telsnach / Kaikenried Germany
- hereinafter called the Landlord -

and	congatec AG
Auwiesenstrasse 5
94469 Deggendorf
Germany
- hereinafter called the Tenant -

the following Commercial Lease is signed:

Art. 1

Object of lease

1.           The Landlord rents out the offices on the second and first floor of the office building at Auwiesenstrasse 5 according to the plot appended as Schedule 1 to the Tenant plus proportional use of parking lots, in all 929 m².

2.           All spaces are net usable floor spaces.

3.           As long as the rest of the rental spaces is not rented out yet, the Tenant shall have the right to enter these spaces and/or use them upon agreement with the Landlord.

Art. 2

Rental period

1.           The Commercial Lease shall be signed for the term of 10 years, starting from the date of the actual handover. The handover shall take place on 01/01/2005.

2.           If the Commercial Lease is not terminated, it shall be renewed for an indefinite period provided it may be terminated per registered letter upon 3 months’ notice by the end of a quarter.

3.           The Tenant shall be entitled to sublease parts of the rented property upon approval by the Landlord. This approval may only be denied for good cause.

4.           The Tenant shall be entitled to assign this lease to the next tenant upon approval by the Landlord provided the next tenant takes over this Lease and all the obligations thereof seamlessly. This approval may only be denied for good cause.

5.           If the Landlord is not able to provide the Tenant with the rented space necessary for the growth of the business, the Tenant shall once have the right of termination for cause upon 12 (twelve) months’ notice.

This right of termination for cause may be claimed for the first time after 3 (three) years.

Art. 3

Rental payment

1.               The rental payment per month amounts to 4.50 € per square meter of rented space on the second floor (554 m²) and 2.00 € per square meter of rented space on the first floor (375 m²) plus the current VAT, currently 16%.

2.               The rental payment contains and covers the payment for the parking lots mentioned in Art. 1.

3.               The obligation for rental payment shall commence when the building is accepted and handed over, the calculation within a month being made pro rata temporis (1 day = 1/30).

Art. 4

Additional property expenses

1.               For additional property expenses, Annex 3 to section 27 subsection 1 of the II. German computation ordinance (Berechnungsverordnung) shall apply provided all expenses mentioned therein and accruing on the rented property shall be borne by the Tenant. The Landlord shall determine the distribution codes for accounting and apportioning the expenses as well as the monthly advance payments as appears just, in so far as that does not conflict with imperative legal provisions. This Annex 3 to section 27 subsection 1 of the II. German computation ordinance shall be appended to the present Lease as Schedule 3.

2.               The Landlord shall have the right to charge an appropriate monthly advance payment for all operating costs. The detailed statement with the respective vouchers (photocopies) shall be submitted either by 30 June or by 31 December of a calendar year (e.g. real property tax, fire insurance, liability insurance, building insurance).

3.               Monthly advance payments for the first year of rent

• For operating costs including heating expenses: € 500.00 / month plus VAT

Art. 5

Payment of the rental payment and additional property expenses

1.               The rental payment and advance payment of additional property expenses shall be payable in advance per month by the 5. working day of a calendar month to the Landlord or their agent or office which is authorized to accept it.

2.               The first monthly rent shall be payable after the Landlord’s request stating the bank account details, but not before the prerequisites under Art. 3 para. 3 are fulfilled. This request shall contain a detailed list of the allocation of rent and additional property expenses.

3.               Tenant and Landlord will file an application for the promotion of economic assets with the local government of Niederbayern (Lower Bavaria, Germany). If the government of Lower Bavaria grants a subsidy, this subsidy shall be completely deducted from the compensation fee, i.e. the rental payment shall be suspended accordingly.

Art. 6

Hand-over protocol

1.                 On the day of the handover, a protocol shall be established containing eventual complaints or construction defects.

2.                 For the remedy of the complaints or construction defects, the parties to the Lease agree on an appropriate time period.

3.                 In the case of impairing defects or complaints, the Tenant shall have the right to refuse the acceptance of the rented property. Provided they accept the readiness for occupancy in spite of complaints or construction defects, within this time period until the rented property is completely ready for use, the Tenant shall have the right to demand an abatement of rent, if applicable, corresponding to the eventual restraint on business operations.

4.                 After moving in, the Tenant shall tolerate the remedial works for defects set down in the hand-over protocol, the timing of the works to be carried out taking into account the Tenant’s business concerns.

Art. 7

Maintenance

1.                 The Tenant shall ensure the rented premises are kept clean, aired and heated in due form, shall keep them free of all vermin and treat the rented premises as well as all accessory parts, installations and appliances contained therein with care.

2.                 The Tenant shall notify the Landlord of damages to the rented premises without undue delay upon taking notice of them. The Tenant shall take on all repairs except repairs under Art. 7 sub-section 9 of this Lease.

3.                 The Tenant shall be liable to the Landlord for any damages to the rental premises, accessory parts, installations and appliances, common installation and areas, buildings as well as any and all installations belonging to the buildings, and shall be obligated to repair them provided the damage was caused by the Tenant, their relatives, employees, visitors, clients or suppliers. Without being requested by the Landlord, the Tenant shall remedy defects and maintain the rented property (permanent obligation of the Tenant).

4.                 The Tenant especially shall be liable for damages incurred by a negligent handling of water, gas, electric current and power plants as well as the heating installation, within the scope of the legal provisions.

5.                 If the Tenant does not fulfill their above mentioned obligations in spite of  a written reminder within an appropriate period of time, the Landlord shall have the right to have the necessary works done at the Tenant’s expense.

6.                 The Tenant shall guarantee that firm signs, awnings and any other objects mounted to the rented property are mounted securely and at an adequate height so as to avoid any damage to property and personal injury.

7.                 Furthermore, the Tenant shall be obligated to maintain installed objects (e.g. light, intercom, bell system), water (e.g. faucets, wash-bowls and sinks, bathroom facilities, sanitary facilities including fittings) and heating and cooking installations (e.g. also heaters, stoves and radiator valves), windows and door locks (e.g. window armatures and shutters) as well as shutter locks.    These also shall include repairing smaller damages (up to 100.00 € per individual case) to the named installations. The costs resulting thereof shall be borne by the Tenant.

8.                 The Tenant shall be responsible for repairs for interior decoration.

9.                 The Landlord shall be responsible for maintaining roof and building of the rented property. The works shall be carried out within an appropriate period of time.

10.          The Tenant may only set off the rental payment against a counterclaim under this Lease to the Landlord or may only exercise the right to lower or retain the rent if they have given notice thereof to the Landlord at least one month prior to the due date of the rental payment.

11.          The Tenant shall be obligated to comply with the fire prevention regulations.

Art. 8

Repairs and structural alterations

1.                 The Landlord shall have the right to carry out repairs and structural alterations necessary for maintaining the house or averting imminent danger or repairing damages without the Tenant’s consent as well. The dates shall be arranged with the Tenant.

2.                 Repairs and structural alterations of the building and outside area not being necessary but expedient shall be allowed to be carried out without the Tenant’s consent if they do not impair the Tenant substantially.

3.                 As far as the Tenant is obligated to tolerate the works, they shall have no right to reduce nor retain the rental payment nor to claim damages.

4.                  However, the Tenant is entitled to these rights if due to the works they cannot use the rooms in part or completely for the agreed purpose or are substantially impaired by the works.

Art. 9

Fixtures

1.                  The Tenant is entitled to install or build objects into the rented property. The installation shall comply with building regulations.

2.                  The Landlord has the right to demand the objects installed or built in by the Tenant to stay within the rented property at the termination of the Lease. In this case, the Landlord shall indemnify the Tenant for the current value of the objects. Otherwise the Tenant shall return the rented property as it was taken over.

3.                  The Tenant shall have no title for reimbursement of initial capital expenditures exceeding the ones agreed on herein (e.g. Art. 951 I German Civil Code, Bürgerliches Gesetzbuch, BGB).

Art. 10

Entering the rental premises

1.                  The Landlord or a person charged by them is allowed to enter the rental premises during normal business hours in order to inform themselves about the condition of the rented property.

2.                  They shall also have this right if they want to sell the property or sublet the rental premises.

3.                  The inspection dates shall be during normal business hours and be correlated beforehand.

Art. 11

Termination of the rental period

1.                  At the termination of the rental period, the rental premises shall be returned broom clean and with all keys.

2.                  At the handover, Landlord and Tenant and/or their authorized representatives shall establish and both sign a hand-over protocol.

Art. 12

Insurances

1.                  The Landlord shall be responsible for effecting a building fire insurance, building liability insurance, storm and tempest insurance, and insurance against mains water damage. The costs resulting thereof are additional property expenses and payable by the Tenant.

2.                  The Tenant shall be responsible for effecting the usual business insurances including glass breakage unless it is caused by storm or hailing.

Art. 13

Validity of the Commercial Lease

1. This Lease shall also apply to and against possible legal successors of the parties. Apart from that, the Tenant shall be entitled to transfer the rights and obligations arising out of this Lease to another company of the group.

Art. 14

Termination for cause

1.                 The tenancy may be terminated by the parties without notice with immediate effect if a substantial reason is at hand.

2.                 The following points shall especially be deemed substantial reasons for the Landlord to terminate the Lease without notice:

a.              The Tenant proceeds with using the property in a manner contrary to the terms of the Lease in spite of having received a written warning.

b.               The Tenant leaves the use of the property or parts thereof to a third party without authorization, or puts the property at risk by using it in an inappropriate manner or by neglecting the diligence incumbent on them, or surrenders the rented property prior to the term of the Lease.

c.               The Tenant has been in arrears with their rent payments in total or part for more than 2 months.

d.              The Tenant stops their payments and insolvency proceedings are commenced or filed with respect to the Tenant’s assets.

e.                The Tenant is withdrawn official authorization to carry on a trade or business of theirs.

f.                  The Tenant’s business is dissolved or sold, unless the Landlord has agreed to its sale. However, this approval may only be denied for good cause.

Apart from that, the right of the parties to the Lease to terminate for cause is subject to the legal provisions. The termination shall be done in written form.

Art. 15

Winter maintenance

The Landlord shall take over the winter maintenance (snow removal and spreading obligation). The costs resulting thereof are additional property expenses and payable by the Tenant.

Art. 16

Modifications and amendments

Subsequent modifications or amendments to this Lease shall not be admissible unless in writing.

There are no oral collateral agreements.

Art. 17

Validity of single provisions

If any provision of this Commercial Lease is invalid, the validity of the remaining provisions thereof shall not be affected. Invalid or potentially missing provisions shall be replaced by other provisions fulfilling the intentions of the parties to this Lease as far as possible and coming as close as possible to the meaning and commercial importance of the invalid provision.

Art. 18

Place of jurisdiction

Place of exclusive jurisdiction shall be Deggendorf, Germany.

Deggendorf, 12/31/2004	Deggendorf, 12/31/2004

/s/ Heinz Iglhaut	/s/ Gerhard Edi

- Landlord – Heinz Iglhaut	Tenant – Gerhard Edi

[plot second floor]

[plot first floor]

Table 1

Calculation of investment promotion - apportionment to rent-free period

	Space m²	EUR/m²/month	EUR/month
Space used by congatec (see annex)
Second floor:	554.0	4.5	2493
First floor	374.8	2	749.6
Total	928.8		3242.6
Unused space
Second floor:	423.2
Stairs first floor	20.7
Tank room	17.4
Total	461.3	33.2%
Total space	1,390

Purchase price EUR	Total price Share of building	830,000 (incl. real property) 652.400 (according to expert opinion of Süss Immobilien, without [word incomplete])

	congatec share	435,903 66.8%

Promotion	15.00%	65,385 (regarding congatec’s share)

At a total monthly rent of		3,243

=> rent-free period in months		20.2 (promotion apportioned to monthly rent)